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                              CONTRACT BENEFIT DATA

Contract Number                               : xx-0123456

Rider Effective Date                          : April 1, 1989

Annuitant                                     : Abraham Lincoln

Age Nearest Birthday                          : 65

Sex                                           : Male

Secondary Life                                : Mary Todd Lincoln

Age Nearest Birthday                          : 62

Sex                                           : Female

Initial Periodic Income Payment               : $411.26

Initial Guaranteed Income Benefit             : $205.63

Initial Periodic Income Payment Mode          : Monthly

Initial Periodic Income Payment Date          : May 1, 1989

Periodic Income Commencement Date             : April 17, 1989

Access Period                                 : 15 Years

Guaranteed Income Benefit Percent             : 75%

Assumed Interest Rate                         : 3.00%

Rider Option Election                         : Enhanced Guaranteed Minimum
                                                Death Benefit with Guaranteed
                                                Income Benefit Option

Annual Mortality and Expense Risk Charge and Administrative Charge

During Access Period
Account Value Death Benefit
   without Guaranteed Income Benefit Option   : 2.15%

Account Value Death Benefit
   with Guaranteed Income Benefit Option      : 3.15%

Enhanced Guaranteed Minimum Death Benefit
   without Guaranteed Income Benefit Option   : 2.15%

Enhanced Guaranteed Minimum Death Benefit
   with Guaranteed Income Benefit             : 3.15%

After Access Period
Account Value Death Benefit
   without Guaranteed Income Benefit Option   : 2.15%

Account Value Death Benefit
   with Guaranteed Income Benefit Option      : 3.15%

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Enhanced Guaranteed Minimum Death Benefit
   without Guaranteed Income Benefit Option   : 2.15%

Enhanced Guaranteed Minimum Death Benefit
   with Guaranteed Income Benefit Option      : 3.15%

                        Guaranteed Income Benefit Option

The Initial Guaranteed Income Benefit is equal to the Guaranteed Income Benefit Percent shown above multiplied by the Initial Periodic Income Payment shown above.

      Waiver of Contingent Deferred Sales Charge and/or Interest Adjustment

During the Access Period, Contingent Deferred Sales Charge and/or an Interest Adjustment, if any, as provided for in the Contract or by Rider, will not apply to:

     (1) Periodic Income Payments.

     (2) Withdrawals of up to 15% of the Purchase Payment in a Contract Year to the extent that the sum of the percentages of the Purchase Payment withdrawn during the Contract Year does not exceed this 15% maximum.

     (3) Withdrawals of up to 15% of Account Value in a Contract Year where the percentages are based upon the Account Value at the time of the current Withdrawal, to the extent that the sum of the percentages of the Account Value withdrawn during the Contract Year does not exceed this 15% maximum.

     (4) A surrender or Withdrawal of the Purchase Payment as a result of the admittance of the Annuitant into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date, as shown on the contract data page(s), and continue for 90 consecutive days prior to the surrender or Withdrawal.

     (5) A surrender or Withdrawal of the Purchase Payment as a result of a terminal illness of the Annuitant. Diagnosis of the terminal illness must be subsequent to the Contract Date, as shown on the contract data Page(s), and result in a life expectancy of less than 12 months, as determined by a qualified professional medical practitioner.

     (6) A surrender as a result of the death of the Annuitant.

The Contingent Deferred Sales Charge and/or Interest Adjustment, if any, will be waived only if LNL is in receipt of proof, satisfactory to LNL, of the exception. Periodic Income Payments will be withdrawn from Purchase Payments on a "first-in, first-out" (FIFO) basis.